SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DORAL FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation or organization)	66-0573723 (I.R.S. Employer Identification No.)

Doral Financial Plaza
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico
(787) 474-6700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DORAL FINANCIAL CORPORATION OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Salomón Levis
Chief Executive Officer
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico
(787) 474-1111
(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate -	registration
Title of each class of securities to be registered (1)	registered	per unit (2)	offering price	fee

Common Stock, par value $1.00 per share	4,000,000	$31.21	$124,840,000	$15,817

(1)	The number of shares being registered represents a portion of the shares issuable under the Doral Financial Corporation Omnibus Incentive Plan (the “Plan”). Such indeterminate number of additional shares as may be issuable pursuant to the stock-split, stock-dividend and other recapitalization provisions of the Plan is hereby also registered.

(2)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $31.21 per share, which was the average of the high and low prices of the Common Stock on May 18, 2004, as reported on the New York Stock Exchange.

Part I —
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II —
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Doral Financial Corporation (the “Company”) are incorporated by reference in this Registration Statement, except to the extent that such reports and/or documents are “furnished” to the Securities and Exchange Commission under Item 9 of Form 8-K, which are not incorporated by reference in this Registration Statement:

               a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2003 filed with the Commission on March 11, 2004;

               b) The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2004 filed with the Commission on May 7, 2004;

               c) Current Reports on Form 8-K dated as of January 14, 2004, April 14, 2004, and April 21, 2004 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of the Company to be issued in connection with this Registration Statement will be passed upon for the Company by Pietrantoni Mendez & Alvarez LLP. As of the date of this Registration Statement, certain of the partners of Pietrantoni Mendez & Alvarez LLP own, in the aggregate, approximately 3,400 shares of common stock of the Company.

Item 6. Indemnification of Directors and Officers.

     Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability or equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article Seventh of the Company’s Restated Certificate of Incorporation contains such a provision.

     Article 4.09 of the PR GCA authorizes Puerto Rico corporations to indemnify their officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which they are or may be made parties by reason of being directors or officers. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by law. The Company also maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

     Section 1 of Article IX of the Company’s By-laws (the “By-laws”) provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employer or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 2 of Article IX of the By-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 3 of Article IX of the By-laws provides that to the extent a director or officer of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX of the By-laws or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     Section 5 of Article IX of the By-laws provides that the Company shall pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Company must make such advanced payments if it receives an undertaking by or on behalf of any person covered by Section 1 of Article IX of the By-laws to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized in Article IX of the By-laws.

     Section 6 and 7 of Article IX of the By-laws provide that indemnification provided for by Sections 1 and 2 of Article IX of the By-laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under such Sections 1 and 2 of Article IX of the By-laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 19th day of May, 2004.

DORAL FINANCIAL CORPORATION

By:	/s/ Salomón Levis Salomón Levis Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of May, 2004.

Signature	Title	Date

/s/ Salomón Levis Salomón Levis	Chairman of the Board and Chief Executive Officer	May 19, 2004

/s/ Zoila Levis Zoila Levis	President and Chief Operating Officer	May 19, 2004

/s/ Richard F. Bonini Richard F. Bonini	Director and Secretary	May 19, 2004

/s/ Edgar M. Cullman, Jr. Edgar M.Cullman, Jr.	Director	May 19, 2004

/s/ John L. Ernst John L. Ernst	Director	May 19, 2004

/s/ Peter A. Hoffman Peter A. Hoffman	Director	May 19, 2004

/s/ John B. Hughes John B. Hughes	Director	May 19, 2004

Signature	Title	Date
/s/ Efraím Kier Efraím Kier	Director	May 19, 2004

/s/ Harold D. Vicente Harold D. Vicente	Director	May 19, 2004

/s/ Ricardo Meléndez Ricardo Meléndez	Executive Vice President and Chief Financial Officer	May 19, 2004

EXHIBIT INDEX

Exhibit		Description
4.1	—	Doral Financial Corporation Omnibus Incentive Plan. (Incorporated by reference from Exhibit 10(a) of Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003)

5	—	Opinion of Pietrantoni Méndez & Alvarez LLP.

23.1	—	Consent of Pietrantoni Méndez & Alvarez LLP. (included as part of Exhibit 5 above)

23.2	—	Consent of PricewaterhouseCoopers LLP.

24.1	—	Powers of Attorney. (included on pages II-4 through II-5).